Exhibit 10.11

March 23, 2016

Robert Frati
Sent Electronically

Dear Robert:

Slack Technologies, Inc. (the "Company") is pleased to offer you employment on the following terms:

1.    Position. Your initial title will be Vice President of Sales, and you will initially report to the Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Base Pay. The Company will pay you a starting salary at the rate of USD$420,000.00 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

3.    Incentive Pay Eligibility. You will be eligible for variable compensation under the rules of the incentive plan issued by the Company. Under the Plan, your variable compensation at 100% of target achievement would be USD $280,000 on an annualized basis, such that your total on-target annualized earnings, including your base pay would be USD $700,000.00. Whether or not you will receive any compensation under the Plan will be determined at the discretion of the Company. In exercising its discretion, the Company will consider objectives set out under the Plan, and your performance against the targets that will be set by the Company from time to time and provided to you. The Company will be reviewing the Plan from time to time, and may amend it at any time in its sole and absolute discretion.

4.    Sign-On Bonus. You will also be paid a one-time signing bonus of $250,000.00 USD, which will be included in your first paycheck. While paid at the start of your employment, this bonus will not be earned unless you remain employed by the Company for one year, and will be treated as an advance on the salary payable to you on the completion of one year's employment. You agree to repay this bonus to the Company if you terminate your employment with the Company or you are dismissed for cause within (1) year of your start date, either by deducting this amount from your final paycheck(s) or by check prior to your employment date.

Robert Frati
March 23, 2016

5.    Relocation Reimbursement. The Company will provide relocation services administered through our relocation partner, MoveGuides, up to a maximum of USD $75,000.00. Should you voluntarily choose to leave the Company prior to one (1) year after your start date, you agree to repay any relocation reimbursements pro-rata back to the Company, either by deducting this amount from your final paycheck(s) or by you providing check prior to your last day of employment.

6.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.

7.    Stock Options and RSUs. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted 682,080 Restricted Stock Units (the "RSUs"). The RSUs will initially be unvested but shall be eligible to become vested under the Company's standard terms. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company's Stock Plan (the "Plan"), as described in the Plan and the applicable Restricted Stock Unit Agreement. The RSUs require both time-based vesting and performance-based vesting (the completion of a Change in Control or IPO) in order to vest. You will time-vest in 25% of the RSUs after 12 months of continuous service, and the balance will vest in equal [quarterly] installments over the next 12 quarters of continuous service, as described in the applicable Restricted Stock Unit Agreement. Moreover, the Company must complete a Change in Control or an IPO before the RSUs expire in order to be fully vested, also as described in the applicable Restricted Stock Unit Agreement.

8.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10    Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a

Robert Frati
March 23, 2016

manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County in connection with any Dispute or any claim related to any Dispute.

* * * * *

Robert Frati
March 23, 2016

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on March 31, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Slack Technologies, Inc. conditions this offer upon successfully passing a background check. Your employment is also contingent upon your starting work with the Company on or before May 2, 2016.

Very truly yours,

SLACK TECHNOLOGIES, INC.

/s/Allen Shim

By:	Allen Shim

Title:	SVP, Finance & Operations

I have read and accept this employment offer:

/s/Robert Frati
Signature of Robert Frati

Dated:	3/30/2016